GE ANNOUNCES FOURTH QUARTER 2019 RESULTS
Company delivers organic revenue growth, margin expansion, and positive cash flow in 2019
Fourth quarter 2019:

•	Total orders $24.9B, (5)%; organic orders (3)%

•	Total revenues (GAAP) $26.2B, (1.0)%; Industrial segment organic revenues* $24.7B, +4.6%

•	Industrial profit margin (GAAP) of 6.4%, +460 bps; adjusted Industrial profit margin* 11.3%, +410 bps

•	Continuing EPS (GAAP) $0.07, +17%; adjusted EPS* $0.21, +50%

•	GE CFOA (GAAP) $4.5B; Industrial free cash flow* $3.9B
Full year 2019:

•	Total orders $90.3B, (5)%; organic orders +1%; backlog $405B, +15%

•	Total revenues (GAAP) $95.2B, (1.9)%; Industrial segment organic revenues* $88.1B, +5.5%

•	Industrial profit margin (GAAP) of 2.1%, +2,520 bps; adjusted Industrial profit margin* 10.0%, +60 bps

•	Continuing EPS (GAAP) $(0.01), +100%; adjusted EPS* $0.65, +14%

•	GE CFOA (GAAP) $4.6B; Industrial free cash flow* $2.3B
BOSTON — January 29, 2020 — GE (NYSE:GE) announced results for the fourth quarter ending December 31, 2019.
GE Chairman and CEO H. Lawrence Culp, Jr. said, “The fourth quarter marked a strong close to the year for GE. We met or exceeded our full-year financial targets and are on a positive trajectory for 2020. We're proud of our progress in 2019, including decisive actions to reduce our leverage and strengthen our businesses. Our work continues, but GE's committed team, exceptional technology, and global network make me more confident than ever that we can deliver."
Culp continued, “Our priorities looking forward are clear. We are solidifying our financial position, continuing to strengthen our businesses as improvement efforts build momentum, and driving long-term profitable growth. We remain committed to creating value as we continue our multi-year transformation.”
GE took action in 2019 on its strategic priorities:

•
Reduced GE Industrial leverage, largely driven by reducing net debt* by $7 billion, bringing GE's net debt*/EBITDA* ratio from 4.8x in 2018 to 4.2x in 2019. Used cash from Wabtec and Baker Hughes transactions to pay down debt, including a $5 billion debt tender. Announced the sale of BioPharma to generate further cash for deleveraging as well as U.S. pension benefit changes to further reduce debt.

•
Reduced GE Capital leverage, largely driven by reducing GE Capital debt by $7 billion, bringing GE Capital's debt-to-equity ratio from 5.7x in 2018 to 3.9x in 2019. Completed asset reductions of approximately $12 billion, exceeding the 2019 target of $10 billion and the two-year target of $25 billion.

•
Strengthened GE's businesses. Aviation and Healthcare generated profitable growth, Power is stabilizing its businesses, Renewable Energy delivered a steep volume ramp in Onshore Wind to meet customer demand despite mixed performance overall, and GE Capital grew earnings partly through better operations.

•
Began to drive Lean transformation and mindset throughout GE. Established common operating processes and metrics and a series of standard operational, talent, strategy, and budget reviews. Shifted decision-making and accountability to the businesses, including delayering Power and Renewable Energy.

•
Named new leaders, including Carolina Dybeck Happe as Chief Financial Officer (to start in early 2020), Kevin Cox as Chief HR Officer, Pat Byrne as CEO of Digital, Rachel Duan as CEO of Global Growth Organization, John Godsman as VP Business Development, Steve Winoker as VP Investor Relations, and in newly created roles, Monish Patolawala as VP Operational Transformation and Chris Pereira as Chief Risk Officer.

*Non-GAAP Financial Measure                    1

Total Company Results

	Three months ended December 31				Twelve months ended December 31
Dollars in millions; per-share amounts in dollars and diluted	2019	2018	Year on Year		2019	2018	Year on Year
GAAP Metrics
GE Cash from Operating Activities (GE CFOA)	$4,537	$5,159	(12)%		$4,614	$701	F
Continuing EPS	0.07	0.06	17%		(0.01)	(2.47)	100%
Net EPS	0.06	0.07	(14)%		(0.62)	(2.62)	76%
Total Revenues	26,238	26,499	(1.0)%		95,214	97,012	(1.9)%
GE Industrial Profit Margin	6.4%	1.8%	460	bps	2.1%	(23.1)%	2,520	bps
Non-GAAP Metrics
GE Industrial Free Cash Flow (FCF)	$3,884	$4,644	(16)%		$2,322	$4,341	(47)%
Adjusted EPS-a)	0.21	0.14	50%		0.65	0.57	14%
GE Industrial Segment Organic Revenues	24,672	23,598	4.6%		88,053	83,432	5.5%
Adjusted GE Industrial Operating Profit-b)	2,767	1,753	58%		8,743	8,392	4%
Adjusted GE Industrial Profit Margin-b)	11.3%	7.2%	410	bps	10.0%	9.4%	60	bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring and other charges, goodwill impairments, tax reform enactment, debt extinguishment costs, BioPharma deal expenses, and 2019 Insurance premium deficiency test charge
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), restructuring & other charges, and goodwill impairments

We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 9-17 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

2019 Performance vs. Outlook

	Investor Outlook	2Q Earnings	Baker Hughes	3Q Earnings	2019 actuals
	March 14, 2019	July 31, 2019	Pro Forma-a)	October 30, 2019	January 29, 2020
Industrial Segment Organic Revenue* Growth	Low- to mid-single digits	Mid-single digits	Mid-single digits	Mid-single digits	5.5%
Adjusted GE Industrial Profit Margin* Expansion	~Flat to up ~100 bps	~Flat to up ~100 bps	~Flat to up ~100 bps	~Flat to up ~100 bps	60 bps
Adjusted EPS*	$0.50 - $0.60	$0.55 - $0.65	$0.50 - $0.60	$0.55 - $0.65	$0.65
Industrial Free Cash Flow*	$(2) - 0 billion	$(1) - 1 billion	$(1) - 1 billion	$0 - 2 billion	$2.3 billion
Restructuring (Industrial): Expense	$2.4 - 2.7 billion	$1.7 - 2.0 billion	$1.5 - 1.8 billion	$1.1 - 1.4 billion	$1.3 billion
Restructuring (Industrial): Cash Cost	$2.0+ billion	$1.5+ billion	$1.5+ billion	$1.3+ billion	$1.2 billion
(a- Pro forma adjustments reflect Baker Hughes deconsolidation in the third quarter of 2019. Original full-year outlook assumed consolidating Baker Hughes through the end of 2019.

*Non-GAAP Financial Measure                    2

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$4,457	$6,382	(30)%	$16,899	$22,645	(25)%
Revenues	5,401	5,381	—%	18,625	22,150	(16%)
Segment Profit/(Loss)	302	(786)	F	386	(808)	F
Segment Profit/(Loss) Margin	5.6%	(14.6)%	2,020 bps	2.1%	(3.6)%	570 bps
Orders of $4.5 billion were down 30% reported and down 28% organically. Gas Power orders were down 8% reported and organically, largely driven by the non-repeat of a large turnkey equipment order. The business booked orders for 22 heavy-duty gas turbines, including three HA units and one aeroderivative unit, and services had its strongest orders growth quarter of 2019. Power Portfolio orders were down 57% reported and 55% organically, driven by the non-repeat of a large order in Steam Power.

Revenues of $5.4 billion were flat reported and up 5% organically*, with Gas Power up 8% reported and 9% organically* and Power Portfolio down 16% reported and 4% organically*. Segment profit of $302 million was favorable both reported and organically*. Segment margins improved, largely due to better operational rigor and stronger processes at Gas Power as the charges it experienced in 2018 did not repeat. The team continues to stabilize operations and drive cost-out.

Renewable Energy

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$4,680	$5,274	(11)%	$16,884	$15,283	10%
Revenues	4,747	4,646	2%	15,337	14,288	7%
Segment Profit/(Loss)	(197)	(21)	U	(666)	292	U
Segment Profit/(Loss) Margin	(4.1)%	(0.5)%	(360) bps	(4.3)%	2.0%	(630) bps
Orders of $4.7 billion were down 11% reported and 10% organically due to the non-repeat of large deals in Hydro and Grid Solutions. Onshore Wind orders were flat reported, and new order pricing in Onshore Wind continues to stabilize. Revenues of $4.7 billion were up 2% reported and 4% organically*. Onshore Wind marked record deliveries in the quarter of 1,553 total turbines and repower kits, with roughly two-thirds of these in the U.S. Segment profit of negative $197 million was driven by execution issues, particularly in Grid; price headwinds; tariffs; and increased R&D investment; partially offset by positive volume.

Aviation

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$10,664	$8,753	22%	$36,738	$35,517	3%
Revenues	8,936	8,456	6%	32,875	30,566	8%
Segment Profit/(Loss)	2,056	1,723	19%	6,820	6,466	5%
Segment Profit/(Loss) Margin	23.0%	20.4%	260 bps	20.7%	21.2%	(50) bps
Orders of $10.7 billion were up 22% reported and 23% organically with equipment up 37%, primarily driven by orders for two years of end-market demand from the formation of the Aeroderivatives joint venture between Baker Hughes & GE Power following GE's deconsolidation of Baker Hughes. Services orders were up 12% reported. Revenues of $8.9 billion grew 6% reported and 7% organically* with equipment up 9% reported—driven by sales of 420 LEAP-1A and -1B units, up 41 from last year, partially offset by CFM56 unit volume—and services up 4% reported. Segment profit of $2.1 billion was up 19% reported and organically*, driven by improved volume, price, and net productivity, partially offset by engine mix. CFM continues to work closely with Boeing to ensure the safe return to service of the 737 MAX.

*Non-GAAP Financial Measure                    3

Healthcare

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$5,896	$5,756	2%	$21,172	$20,897	1%
Revenues	5,402	5,398	—%	19,942	19,784	1%
Segment Profit/(Loss)	1,183	1,176	1%	3,896	3,698	5%
Segment Profit/(Loss) Margin	21.9%	21.8%	10 bps	19.5%	18.7%	80 bps
Orders of $5.9 billion were up 2% reported and 3% organically, with Healthcare Systems up 1% organically, driven by growth in Life Care Solutions, Services, and Ultrasound, partially offset by Imaging. Life Sciences orders were up 10% organically. Revenues of $5.4 billion were flat reported and up 1% organically*, with Healthcare Systems down 1% reported and Life Sciences up 2% reported. Segment profit of $1.2 billion was up 1% reported and flat organically* driven by volume and cost productivity, offset by tariffs, price, and program investments.

GE Capital

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Capital continuing operations	$69	$(86)	F	$(530)	$(489)	(8)%
Discontinued operations	(63)	(91)	31%	192	(1,670)	F
GE Capital Earnings	6	(177)	F	(338)	(2,159)	84%

(In billions)	December 31, 2019	December 31, 2018	Year on Year
GE Capital Assets	121.5	123.9	(2.5)
Continuing operations generated net income of $69 million in the quarter, up $27 million from the same period last year excluding prior-year tax reform impact of $128 million, primarily due to lower marks and impairments and lower incurred interest expense, partially offset by lower gains, tax benefits, and operations. GE Capital ended the quarter with approximately $121 billion of assets, including $19 billion of liquidity. WMC, a discontinued U.S. mortgage subsidiary of GE Capital, concluded its Chapter 11 bankruptcy case, and as of year-end, GE Capital has no further liabilities to WMC.

GE Capital completed asset reductions of approximately $8 billion in the quarter, totaling approximately $12 billion in 2019, exceeding its 2019 target of $10 billion. It also enabled Industrial orders of $1.6 billion in the quarter and $6.2 billion in the year, primarily driven by Energy Financial Services' (EFS) support of Power & Renewable Energy. GE remains focused on de-risking GE Capital, including improving its leverage profile. It will complete its annual statutory cash flow test of its insurance business during the first quarter of 2020.

2020 Outlook
GE announced the following total company outlook for full-year 2020:

•	GE Industrial revenues* to grow organically in the low-single-digit range.

•	Adjusted GE Industrial profit margin* to expand organically in a range from 0 to 75 basis points.

•	Adjusted earnings per share* of $0.50 to $0.60.

•	GE Industrial free cash flow* of $2 billion to $4 billion.
Compared to 2019, GE's 2020 outlook assumes lower cash and profit from BioPharma due to its planned disposition in the first quarter as well as reduced cash from Baker Hughes shareholder dividends in line with the orderly sale of GE's remaining stake. In 2019, for the full year, BioPharma generated approximately $1.3 billion* in cash and $1.5 billion in profit, and GE received approximately $350 million in Baker Hughes dividends. This outlook is also dependent on the 737 MAX's return to service, which GE is planning for in mid-2020, in line with Boeing. GE expects to offset these effects through performance improvements and reduced non-operational headwinds. GE also expects to achieve a GE Industrial net debt*/EBITDA* ratio of less than 2.5x, as well as a less than 4-to-1 debt-to-equity ratio for GE Capital, in 2020.

GE will hold an Investor Update on Wednesday, March 4, 2020, with additional details on its 2020 outlook, including by segment.

*Non-GAAP Financial Measure                    4

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Three months ended December 31	2019	2018	V%	2019	2018	V%	2019	2018	V%

Sales of goods and services	$24,355	$24,336	—%	$24,460	$24,437	—%	$22	$21	5%
GE Capital revenues from services	1,883	2,163		—	—		2,073	2,455
Total revenues	26,238	26,499	(1)%	24,460	24,437	—%	2,096	2,476	(15)%

Cost of sales	19,080	20,574		18,679	20,177		528	532
Selling, general and administrative expenses	3,829	3,630		3,670	3,394		254	354
Interest and other financial charges	955	1,180		423	642		619	686
Insurance liabilities and annuity benefits	582	782		—	—		583	777
Goodwill impairments	2	162		2	162		—	—
Non-operating benefit costs	1,150	612		1,144	608		6	3
Other costs and expenses	120	160		—	(18)		101	231
Total costs and expenses	25,718	27,101	(5)%	23,917	24,966	(4)%	2,090	2,584	(19)%

Other income	1,052	933		1,023	967		—	—
GE Capital earnings (loss) from continuing operations	—	—		69	(86)		—	—

Earnings (loss) from continuing operations before income taxes	1,571	331	F	1,634	353	F	6	(107)	F
Benefit (provision) for income taxes	(727)	366		(982)	157		255	209
Earnings (loss) from continuing operations	845	697	21%	652	510	28%	262	102	F
Earnings (loss) from discontinued operations, net of taxes	(123)	163		(123)	163		(63)	(91)
Net earnings (loss)	721	860	(16)%	529	673	(21)%	199	10	F
Less net earnings (loss) attributable to noncontrolling interests	(7)	99		(9)	99		2	—
Net earnings (loss) attributable to the Company	728	761	(4)%	538	574	(6)%	197	10	F
Preferred stock dividends	(190)	(187)		—	—		(190)	(187)
Net earnings (loss) attributable to GE common shareholders	$538	$574	(6)%	$538	$574	(6)%	$6	$(177)	F
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$845	$697	21%	$652	$510	28%	$262	$102	F
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(9)	1		(11)	1		2	—
Earnings (loss) from continuing operations attributable to the Company	854	696	23%	663	509	30%	259	101	F
Preferred stock dividends	(190)	(187)		—	—		(190)	(187)
Earnings (loss) from continuing operations attributable to GE common shareholders	663	509	30%	663	509	30%	69	(86)	F
Earnings (loss) from discontinued operations, net of taxes	(123)	163		(123)	163		(63)	(91)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	2	98		2	98		—	—
Net earnings (loss) attributable to GE common shareholders	$538	$574	(6)%	$538	$574	(6)%	$6	$(177)	F
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.07	$0.06	17%
Basic earnings (loss) per share	$0.08	$0.06	33%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.06	$0.07	(14)%
Basic earnings (loss) per share	$0.06	$0.07	(14)%
Total average equivalent shares
Diluted	8,742	8,701	—%
Basic	8,736	8,700	—%
Dividends declared per common share	$0.01	$0.01	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Twelve months ended December 31	2019	2018	V%	2019	2018	V%	2019	2018	V%

Sales of goods and services	$87,487	$88,940	(2)%	$87,718	$89,038	(1)%	$79	$121	(35)%
GE Capital revenues from services	7,728	8,072		—	—		8,662	9,430
Total revenues	95,214	97,012	(2)%	87,719	89,038	(1)%	8,741	9,551	(8)%

Cost of sales	70,029	72,818		68,285	70,875		2,080	2,183
Selling, general and administrative expenses	13,949	14,643		13,404	13,851		931	1,341
Interest and other financial charges	4,227	4,766		2,115	2,415		2,532	2,982
Insurance liabilities and annuity benefits	3,294	2,790		—	—		3,353	2,849
Goodwill impairments	1,486	22,136		1,486	22,136		—	—
Non-operating benefit costs	2,844	2,753		2,828	2,740		16	12
Other costs and expenses	458	414		—	(51)		480	558
Total costs and expenses	96,287	120,320	(20)%	88,118	111,967	(21)%	9,392	9,926	(5)%

Other income	2,222	2,321		2,200	2,317		—	—
GE Capital earnings (loss) from continuing operations	—	—		(530)	(489)		—	—

Earnings (loss) from continuing operations before income taxes	1,149	(20,987)	F	1,271	(21,101)	F	(652)	(375)	(74)%
Benefit (provision) for income taxes	(726)	(93)		(1,309)	(467)		582	374
Earnings (loss) from continuing operations	423	(21,080)	F	(38)	(21,568)	100%	(69)	(1)	U
Earnings (loss) from discontinued operations, net of taxes	(5,335)	(1,363)		(5,335)	(1,363)		192	(1,670)
Net earnings (loss)	(4,912)	(22,443)	78%	(5,373)	(22,931)	77%	123	(1,672)	F
Less net earnings (loss) attributable to noncontrolling interests	66	(89)		66	(129)		1	40
Net earnings (loss) attributable to the Company	(4,979)	(22,355)	78%	(5,439)	(22,802)	76%	122	(1,712)	F
Preferred stock dividends	(460)	(447)		—	—		(460)	(447)
Net earnings (loss) attributable to GE common shareholders	$(5,439)	$(22,802)	76%	$(5,439)	$(22,802)	76%	$(338)	$(2,159)	84%
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$423	$(21,080)	F	$(38)	$(21,568)	100%	$(69)	$(1)	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	7	(90)		6	(130)		1	40
Earnings (loss) from continuing operations attributable to the Company	416	(20,991)	F	(44)	(21,438)	100%	(70)	(42)	(67)%
Preferred stock dividends	(460)	(447)		—	—		(460)	(447)
Earnings (loss) from continuing operations attributable to GE common shareholders	(44)	(21,438)	100%	(44)	(21,438)	100%	(530)	(489)	(8)%
Earnings (loss) from discontinued operations, net of taxes	(5,335)	(1,363)		(5,335)	(1,363)		192	(1,670)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	60	1		60	1		—	—
Net earnings (loss) attributable to GE common shareholders	$(5,439)	$(22,802)	76%	$(5,439)	$(22,802)	76%	$(338)	$(2,159)	84%
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.01)	$(2.47)	100%
Basic earnings (loss) per share	$(0.01)	$(2.47)	100%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.62)	$(2.62)	76%
Basic earnings (loss) per share	$(0.62)	$(2.62)	76%
Total average equivalent shares
Diluted	8,724	8,691	—%
Basic	8,724	8,691	—%
Dividends declared per common share	$0.04	$0.37	(89)%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Revenues(a)
Power	$5,401	$5,381	—%	$18,625	$22,150	(16)%
Renewable Energy	4,747	4,646	2%	15,337	14,288	7%
Aviation	8,936	8,456	6%	32,875	30,566	8%
Healthcare	5,402	5,398	—%	19,942	19,784	1%
Total industrial segment revenues	24,486	23,881	3%	86,778	86,789	—%
Capital	2,096	2,476	(15)%	8,741	9,551	(8)%
Total segment revenues	26,581	26,357	1%	95,519	96,339	(1)%
Corporate items and eliminations(a)	(343)	142	U	(305)	673	U
Consolidated revenues	$26,238	$26,499	(1)%	$95,214	$97,012	(2)%
Segment profit (loss)(a)
Power	$302	$(786)	F	$386	$(808)	F
Renewable Energy	(197)	(21)	U	(666)	292	U
Aviation	2,056	1,723	19%	6,820	6,466	5%
Healthcare	1,183	1,176	1%	3,896	3,698	5%
Total industrial segment profit	3,344	2,092	60%	10,436	9,647	8%
Capital	69	(86)	F	(530)	(489)	(8)%
Total segment profit (loss)	3,413	2,007	70%	9,906	9,158	8%
Corporate items and eliminations(a)	(199)	(241)	18%	(2,212)	(2,837)	22%
GE goodwill impairments	(2)	(162)	99%	(1,486)	(22,136)	93%
GE interest and other financial charges	(423)	(642)	34%	(2,115)	(2,415)	12%
GE non-operating benefit costs	(1,144)	(608)	(88)%	(2,828)	(2,740)	(3)%
GE benefit (provision) for income taxes	(982)	157	U	(1,309)	(467)	U
Earnings (loss) from continuing operations attributable to GE common shareholders	663	509	30%	(44)	(21,438)	100%
Earnings (loss) from discontinued operations, net of taxes	(123)	163	U	(5,335)	(1,363)	U
Less net earnings attributable to noncontrolling interests, discontinued operations	2	98	(98)%	60	1	F
Earnings (loss) from discontinued operations, net of tax and noncontrolling interests	(125)	65	U	(5,395)	(1,364)	U
Consolidated net earnings (loss) attributable to GE common shareholders	$538	$574	(6)%	$(5,439)	$(22,802)	76%

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Industrial segment revenues and profit include the sum of our four industrial reporting segments without giving effect to the elimination of transactions among such segments and between these segments and our financial services segment. Total segment revenues and profit include the sum of our four industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		Financial Services (GE Capital)
	December 31	December 31	December 31	December 31	December 31	December 31
(Dollars in billions)	2019	2018	2019	2018	2019	2018
Assets
Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$84.9	$64.6	$27.6	$16.8	$57.3	$47.9
Current receivables	16.8	14.6	13.9	10.3	—	—
Financing receivables – net	3.1	7.7	—	—	7.0	13.6
Inventories	14.1	13.8	14.1	13.8	—	—
Property, plant & equipment - net	43.3	43.6	14.4	14.8	29.6	29.5
Operating lease right-of-use-assets	2.9	—	3.1	—	0.2	—
Receivable from GE Capital(e)(f)	—	—	19.1	22.5	—	—
Investment in GE Capital	—	—	15.3	11.4	—	—
Goodwill & intangible assets	37.4	46.2	36.4	45.0	1.0	1.1
Contract assets and other deferred assets	16.8	17.4	16.8	17.4	—	—
Other assets	33.5	37.6	16.6	18.8	22.1	27.2
Assets of businesses held for sale	9.1	1.6	8.6	1.5	0.2	—
Assets of discontinued operations	4.1	63.9	0.2	59.2	3.9	4.6
Total assets	$266.0	$311.1	$186.1	$231.5	$121.5	$123.9
Liabilities and equity
Borrowings(d)(f)	$90.9	$103.6	$20.7	$26.0	$39.9	$43.0
Borrowings assumed by GE(e)	—	—	31.4	36.3	19.1	22.5
Operating lease liabilities	3.2	—	3.4	—	0.2	—
Insurance liabilities and annuity benefits	39.8	35.6	—	—	40.2	36.0
Non-current compensation and benefits	31.7	31.9	31.2	31.5	0.5	0.5
Other liabilities	68.8	68.5	68.0	68.1	5.9	8.7
Liabilities of businesses held for sale	1.7	0.7	1.6	0.7	0.1	—
Liabilities of discontinued operations	0.2	19.3	0.1	17.5	0.1	1.8
GE shareholders' equity	28.3	31.0	28.3	31.0	15.3	11.4
Noncontrolling interests	1.5	20.5	1.4	20.5	0.1	—
Total liabilities and equity	$266.0	$311.1	$186.1	$231.5	$121.5	$123.9

(a)
Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.

(b)
GE Capital cash, cash equivalents and restricted cash totaled $18.8 billion at December 31, 2019, including $0.9 billion which was subject to regulatory restrictions, primarily in insurance entities. Included in our credit facilities is an unused $20.0 billion back-up syndicated credit facility extended by 36 banks, expiring in 2021, and an unused $14.8 billion syndicated credit facility extended by six banks, expiring in 2020. The commitments under these syndicated credit facilities may be reduced by up to $6.7 billion due to offset provisions for any bank that holds a commitment to lend under both facilities. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.6 billion and $0.4 billion at December, 2019 and December 31, 2018, respectively. GE restricted cash was $0.5 billion and $0.4 billion at December 31, 2019 and December 31, 2018, respectively, and GE Capital restricted cash was $0.1 billion and an insignificant amount at December 31, 2019 and December 31, 2018, respectively.

(d)
GE borrowings includes commercial paper of $3.0 billion at both December 31, 2019 and December 31, 2018. GE Capital borrowings includes commercial paper of zero and an insignificant amount at December 31, 2019 and December 31, 2018, respectively.

(e)
At December 31, 2019, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $31.4 billion, for which GE has an offsetting receivable from GE Capital of $19.1 billion. The difference of $12.2 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At December 31, 2019, total GE borrowings is comprised of GE-issued borrowings of $20.7 billion and the $12.2 billion of borrowings from GE Capital as described in note (e) above for a total of $32.9 billion.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial segment organic revenues; Gas Power organic revenues; Power Portfolio organic revenues and GE Industrial organic revenues (2) profit, specifically GE Industrial segment organic profit; Adjusted GE Industrial profit and profit margin; Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); Adjusted earnings (loss) per share (EPS) and GE Industrial leverage EBITDA, (3) cash flows, specifically GE Industrial free cash flow (FCF) and BioPharma free cash flow, (4) debt balances, specifically, GE Industrial net debt and GE Industrial net debt/EBITDA ratio and (5) outlook, specifically 2020 Adjusted EPS; and 2020 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Three months ended December 31 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$5,401	$5,381	—%	$302	$(786)	F	5.6%	(14.6)%	20.2pts
Less: acquisitions	3	—		1	—
Less: business dispositions	—	184		—	11
Less: foreign currency effect	(65)	—		10	—
Power organic (Non-GAAP)	$5,462	$5,198	5%	$290	$(797)	F	5.3%	(15.3)%	20.6pts

Renewable Energy (GAAP)	$4,747	$4,646	2%	$(197)	$(21)	U	(4.1)%	(0.5)%	(3.6)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(95)	—		6	—
Renewable Energy organic (Non-GAAP)	$4,842	$4,646	4%	$(203)	$(21)	U	(4.2)%	(0.5)%	(3.7)pts

Aviation (GAAP)	$8,936	$8,456	6%	$2,056	$1,723	19%	23.0%	20.4%	2.6pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	95		—	7
Less: foreign currency effect	(5)	—		6	—
Aviation organic (Non-GAAP)	$8,941	$8,361	7%	$2,050	$1,716	19%	22.9%	20.5%	2.4pts

Healthcare (GAAP)	$5,402	$5,398	—%	$1,183	$1,176	1%	21.9%	21.8%	0.1pts
Less: acquisitions	21	—		(1)	—
Less: business dispositions	—	4		—	(20)
Less: foreign currency effect	(46)	—		(10)	—
Healthcare organic (Non-GAAP)	$5,427	$5,393	1%	$1,194	$1,196	—%	22.0%	22.2%	(0.2)pts

GE Industrial segment (GAAP)	$24,486	$23,881	3%	$3,344	$2,092	60%	13.7%	8.8%	4.9pts
Less: acquisitions	24	—		—	—
Less: business dispositions	—	283		—	(2)
Less: foreign currency effect	(211)	—		13	—
GE Industrial segment organic (Non-GAAP)	$24,672	$23,598	4.6%	$3,331	$2,094	59%	13.5%	8.9%	4.6pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

When comparing revenues and profit growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. Revenues and profit from acquisitions are considered inorganic from the date we complete an acquisition through the end of the fourth quarter following the acquisition and are therefore reflected as adjustments to reported revenues and profit to derive organic revenues and profit for the period following the acquisition. In subsequent periods, the revenues and profit from the acquisition become organic as these revenues and profit are included for all periods presented.

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Twelve months ended December 31 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$18,625	$22,150	(16)%	$386	$(808)	F	2.1%	(3.6)%	5.7pts
Less: acquisitions	25	—		(1)	—
Less: business dispositions	10	2,805		(2)	237
Less: foreign currency effect	(508)	—		47	—
Power organic (Non-GAAP)	$19,098	$19,345	(1)%	$342	$(1,046)	F	1.8%	(5.4)%	7.2pts

Renewable Energy (GAAP)	$15,337	$14,288	7%	$(666)	$292	U	(4.3)%	2.0%	(6.3)pts
Less: acquisitions	3	—		6	—
Less: business dispositions	—	—		—	(2)
Less: foreign currency effect	(532)	—		60	—
Renewable Energy organic (Non-GAAP)	$15,866	$14,288	11%	$(731)	$294	U	(4.6)%	2.1%	(6.7)pts

Aviation (GAAP)	$32,875	$30,566	8%	$6,820	$6,466	5%	20.7%	21.2%	(0.5)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	25	317		6	39
Less: foreign currency effect	(24)	—		30	—
Aviation organic (Non-GAAP)	$32,874	$30,250	9%	$6,784	$6,427	6%	20.6%	21.2%	(0.6)pts

Healthcare (GAAP)	$19,942	$19,784	1%	$3,896	$3,698	5%	19.5%	18.7%	0.8pts
Less: acquisitions	83	—		(19)	—
Less: business dispositions	2	235		(27)	22
Less: foreign currency effect	(359)	—		(1)	—
Healthcare organic (Non-GAAP)	$20,216	$19,549	3%	$3,944	$3,676	7%	19.5%	18.8%	0.7pts

GE Industrial segment (GAAP)	$86,778	$86,789	—%	$10,436	$9,647	8%	12.0%	11.1%	0.9pts
Less: acquisitions	111	—		(15)	—
Less: business dispositions	38	3,357		(24)	295
Less: foreign currency effect	(1,424)	—		136	—
GE Industrial segment organic (Non-GAAP)	$88,053	$83,432	5.5%	$10,338	$9,351	11%	11.7%	11.2%	0.5pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

When comparing revenues and profit growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. Revenues and profit from acquisitions are considered inorganic from the date we complete an acquisition through the end of the fourth quarter following the acquisition and are therefore reflected as adjustments to reported revenues and profit to derive organic revenues and profit for the period following the acquisition. In subsequent periods, the revenues and profit from the acquisition become organic as these revenues and profit are included for all periods presented.

*Non-GAAP Financial Measure

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Gas Power revenues (GAAP)	$3,880	$3,578	8%	$13,122	$13,296	(1)%
Adjustments:
Less: acquisitions	—	—		—	—
Less: business dispositions	—	4		1	7
Less: foreign currency effect	(30)	—		(239)	—
Gas Power organic revenues (Non-GAAP)	$3,910	$3,574	9%	$13,360	$13,290	1%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Power Portfolio revenues (GAAP)	$1,521	$1,804	(16)%	$5,503	$8,853	(38)%
Adjustments:
Less: acquisitions	3	—		25	—
Less: business dispositions	—	180		9	2,798
Less: foreign currency effect	(35)	—		(269)	—
Power Portfolio organic revenues (Non-GAAP)	$1,553	$1,623	(4)%	$5,738	$6,055	(5)%

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended December 31			Twelve months ended December 31
(NON-GAAP) (Dollars in millions)	2019	2018		2019	2018

GE total revenues (GAAP)	$24,460	$24,437	—%	$87,719	$89,038	(1)%

Costs
GE total costs and expenses (GAAP)	$23,917	$24,966	(4)%	$88,118	$111,967	(21)%
Less: GE interest and other financial charges	423	642		2,115	2,415
Less: non-operating benefit costs	1,144	608		2,828	2,740
Less: restructuring & other	418	601		1,351	2,832
Less: goodwill impairments	2	162		1,486	22,136
Add: noncontrolling interests	(11)	1		6	(130)
Adjusted GE Industrial costs (Non-GAAP)	$21,920	$22,952	(4)%	$80,343	$81,714	(2)%

Other Income
GE other income (GAAP)	$1,023	$967	6%	$2,200	$2,317	(5)%
Less: unrealized gains (losses)	917	(193)		793	—
Less: restructuring & other	27	(7)		36	(120)
Less: gains (losses) and impairments for disposed or held for sale businesses	(148)	900		4	1,370
Adjusted GE other income (Non-GAAP)	$227	$268	(15)%	$1,367	$1,068	28%

GE Industrial profit (GAAP)	$1,565	$438	F	$1,801	$(20,612)	F
GE Industrial profit margin (GAAP)	6.4%	1.8%	460 bps	2.1%	(23.1)%	2,520 bps

Adjusted GE Industrial profit (Non-GAAP)	$2,767	$1,753	58%	$8,743	$8,392	4%
Adjusted GE Industrial profit margin (Non-GAAP)	11.3%	7.2%	410 bps	10.0%	9.4%	60 bps

We believe GE Industrial profit and profit margins adjusted for the items included in the above reconciliation are meaningful measures because they increase the comparability of period-to-period results.

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(In millions)	2019	2018	V%	2019	2018	V%

GE Industrial revenues (GAAP)	$24,460	$24,437	—%	$87,719	$89,038	(1)%
Adjustments:
Less: acquisitions	24	—		111	—
Less: business dispositions	—	536		45	4,233
Less: foreign currency effect	(216)	—		(1,442)	—
GE Industrial organic revenues (Non-GAAP)	$24,651	$23,901	3%	$89,004	$84,805	5%

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended December 31			Twelve months ended December 31
(NON-GAAP) Dollars in millions)	2019	2018	V%	2019	2018	V%

Adjusted GE Industrial profit (Non-GAAP)	$2,767	$1,753	58%	$8,743	$8,392	4%
Adjustments:
Less: acquisitions	—	—		(15)	—
Less: business dispositions	—	1		(32)	284
Less: foreign currency effect	8	—		144	—
Adjusted GE Industrial organic profit (Non-GAAP)	$2,759	$1,752	57%	$8,646	$8,107	7%

Adjusted GE Industrial profit margin (Non-GAAP)	11.3%	7.2%	410 bps	10.0%	9.4%	60 bps
Adjusted GE Industrial organic profit margin (Non-GAAP)	11.2%	7.3%	390 bps	9.7%	9.6%	10 bps

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2019	2018	V%	2019	2018	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$663	$509	30%	$(44)	$(21,438)	F
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	69	(86)	F	(530)	(489)	(8)%
GE Industrial earnings (loss) (Non-GAAP)	594	595	—%	486	(20,949)	F
Non-operating benefits costs (pre-tax) (GAAP)	(1,144)	(608)		(2,828)	(2,740)
Tax effect on non-operating benefit costs	240	128		594	575
Less: non-operating benefit costs (net of tax)	(904)	(481)		(2,234)	(2,165)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(148)	900		4	1,370
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	31	(186)		34	(380)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(117)	714		39	990
Restructuring & other (pre-tax)	(391)	(609)		(1,315)	(2,952)
Tax effect on restructuring & other	85	66		277	338
Less: restructuring & other (net of tax)	(306)	(543)		(1,039)	(2,614)
Goodwill impairments (pre-tax)	(2)	(162)		(1,486)	(22,136)
Tax effect on goodwill impairments	—	11		(55)	(235)
Less: goodwill impairments (net of tax)	(2)	(151)		(1,541)	(22,371)
Unrealized gains (losses) (pre-tax)	917	(193)		793	—
Tax on unrealized gains (losses)	(140)	41		(114)	—
Less: unrealized gains (losses)	777	(153)		679	—
Debt extinguishment costs	—	—		(255)	—
Tax effect on debt extinguishment costs	—	—		53	—
Less: debt extinguishment costs (net of tax)	—	—		(201)	—
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	(633)	—		(647)	—
Less: BioPharma deal expense (net of tax)	(633)	—		(647)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	17		(101)	(38)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,779	$1,192	49%	$5,531	$5,249	5%

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$69	$(86)	F	$(530)	$(489)	(8)%
Insurance premium deficiency test charge (pre-tax)	—	—		(972)	—
Tax effect on insurance premium deficiency test charge	—	—		204	—
Less: Insurance premium deficiency test charge (net of tax)	—	—		(768)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	(128)		99	(173)
Adjusted GE Capital earnings (loss) (Non-GAAP)	$69	$43	60%	$139	$(316)	F

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,779	$1,192	49%	$5,531	$5,249	5%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	69	43	60%	139	(316)	F
Adjusted earnings (loss) (Non-GAAP)	$1,848	$1,234	50%	$5,671	$4,933	15%

The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings and EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2019. We believe presenting Adjusted Industrial earnings and EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended December 31			Twelve months ended December 31
(NON-GAAP)	2019	2018	V%	2019	2018	V%

Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$0.07	$0.06	17%	$(0.01)	$(2.47)	100%
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	0.01	(0.01)	F	(0.06)	(0.06)	—%
GE Industrial EPS (Non-GAAP)	$0.07	$0.07	—%	$0.06	$(2.41)	F
Non-operating benefits costs (pre-tax) (GAAP)	(0.13)	(0.07)		(0.32)	(0.32)
Tax effect on non-operating benefit costs	0.03	0.01		0.07	0.07
Less: non-operating benefit costs (net of tax)	(0.10)	(0.06)		(0.26)	(0.25)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(0.02)	0.10		—	0.16
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	—	(0.02)		—	(0.04)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(0.01)	0.08		—	0.11
Restructuring & other (pre-tax)	(0.04)	(0.07)		(0.15)	(0.34)
Tax effect on restructuring & other	0.01	0.01		0.03	0.04
Less: restructuring & other (net of tax)	(0.03)	(0.06)		(0.12)	(0.30)
Goodwill impairments (pre-tax)	—	(0.02)		(0.17)	(2.55)
Tax effect on goodwill impairments	—	—		(0.01)	(0.03)
Less: goodwill impairments (net of tax)	—	(0.02)		(0.18)	(2.57)
Unrealized gains (losses)	0.10	(0.02)		0.09	—
Tax on unrealized gains (losses)	(0.02)	—		(0.01)	—
Less: unrealized gains (losses) (net of tax)	0.09	(0.02)		0.08	—
Debt extinguishment costs	—	—		(0.03)	—
Tax effect on debt extinguishment costs	—	—		0.01	—
Less: debt extinguishment costs (net of tax)	—	—		(0.02)	—
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	(0.07)	—		(0.07)	—
Less: BioPharma deal expense (net of tax)	(0.07)	—		(0.07)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(0.01)	—
Adjusted GE Industrial EPS (Non-GAAP)	$0.20	$0.14	43%	$0.63	$0.60	5%

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$0.01	$(0.01)	F	$(0.06)	$(0.06)	—%
Insurance premium deficiency test charge (pre-tax)	—	—		(0.11)	—
Tax effect on insurance premium deficiency test charge	—	—		0.02	—
Less: Insurance premium deficiency test charge (net of tax)	—	—		(0.09)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	(0.01)		0.01	(0.02)
Adjusted GE Capital EPS (Non-GAAP)	$0.01	$—	F	$0.02	$(0.04)	F

Adjusted GE Industrial EPS (Non-GAAP)	$0.20	$0.14	43%	$0.63	$0.60	5%
Add: Adjusted GE Capital EPS (Non-GAAP)	0.01	—	F	0.02	(0.04)	F
Adjusted EPS (Non-GAAP)	$0.21	$0.14	50%	$0.65	$0.57	14%

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings and EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2019. We believe presenting Adjusted Industrial earnings and EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

GE INDUSTRIAL FREE CASH FLOW (FCF) (NON-GAAP)	Three months ended December 31		Twelve months ended December 31
(In millions)	2019	2018	2019	2018

GE CFOA (GAAP)	$4,537	$5,159	$4,614	$701
Add: gross additions to property, plant and equipment	(620)	(532)	(2,216)	(2,234)
Add: gross additions to internal-use software	(71)	(73)	(274)	(306)
Less: GE Pension Plan funding	—	—	—	(6,000)
Less: taxes related to business sales	(38)	(90)	(198)	(180)
GE Industrial free cash flow (Non-GAAP)	$3,884	$4,644	$2,322	$4,341

BIOPHARMA FREE CASH FLOW (FCF) (NON-GAAP) (In millions)	Twelve months ended December 31, 2019

CFOA (GAAP)	$1,446
Add: gross additions to property, plant and equipment	(123)
Add: gross additions to internal-use software	(11)
Biopharma free cash flow (Non-GAAP)	1,312

We believe investors may find it useful to compare GE's Industrial free cash flow* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flow.

GE INDUSTRIAL NET DEBT (NON-GAAP) (In millions)	December 31, 2019	December 31, 2018

Total GE short- and long-term borrowings (GAAP)	$52,059	$62,212
Less: GE Capital short- and long-term debt assumed by GE	31,368	36,262
Add: intercompany loans from GE Capital	12,226	13,749
Total adjusted GE borrowings	$32,917	$39,700
Total pension and principal retiree benefit plan liabilities (pre-tax)(a)	27,773	26,836
Less: taxes at 21%	5,832	5,636
Total pension and principal retiree benefit plan liabilities (net of tax)	$21,941	$21,200
GE operating lease liabilities	3,369	3,868
GE preferred stock	5,738	5,573
Less: 50% of GE preferred stock	2,869	2,787
50% of preferred stock	$2,869	$2,787
Deduction for total GE cash, cash equivalents and restricted cash	(17,613)	(16,632)
Less: 25% of GE cash, cash equivalents and restricted cash	(4,403)	(4,158)
Deduction for 75% of GE cash, cash equivalents and restricted cash	$(13,210)	$(12,474)
Total GE Industrial net debt (Non-GAAP)	$47,886	$55,081

(a) Represents the total net deficit status of principal pension plans, other pension plans and retiree benefit plans.
In this document we use GE Industrial net debt*, which is calculated based on rating agency methodologies. We are including the calculation of GE industrial net debt* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

GE INDUSTRIAL LEVERAGE EBITDA (NON-GAAP)	Twelve months ended December 31
(In millions)	2019	2018

GE earnings (loss) from continuing operations before income taxes (GAAP)	$1,271	$(21,100)
Less: interest and other financial charges	(2,115)	(2,415)
Less: depreciation and amortization of PP&E and amortization of intangible assets	(3,513)	(4,399)
Less: GE Capital earnings (loss) from continuing operations	(530)	(489)
Less: non-operating benefit costs	(2,828)	(2,740)
Less: goodwill impairments	(1,486)	(22,136)
Less: other items(a)	739	815
Add: disposition related adjustments(b)	282	1,303
Total GE Industrial leverage EBITDA (Non-GAAP)	$11,286	$11,567

(a) Other items is mainly comprised of adjustments for other income, long-term fixed operating lease expense and stock-related compensation expense
(b) Includes Transportation’s EBITDA in 2018 and the Baker Hughes dividend in both 2018 and 2019.
In this document we use GE Industrial leverage EBITDA*, which is calculated based on rating agency methodologies. We are including the calculation of GE Industrial leverage EBITDA* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

*Non-GAAP Financial Measure

GE INDUSTRIAL NET DEBT/EBITDA RATIO (NON-GAAP) ( Dollars in millions)	December 31, 2019	December 31, 2018

Total GE Industrial net debt (Non-GAAP)	$47,886	$55,081
Total GE Industrial leverage EBITDA (Non-GAAP)	11,286	11,567
GE Industrial net debt/EBITDA ratio (Non-GAAP)	4.2x	4.8x

2020 OPERATING FRAMEWORK: 2020 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2020 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions including our agreement to sell our BioPharma business, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2020 OPERATING FRAMEWORK: 2020 GE INDUSTRIAL FREE CASH FLOW (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Industrial Free Cash flow* in 2020 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our expected financial performance, including cash flows, revenues, organic growth, margins, earnings, and earnings per share; macroeconomic and market conditions; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE’s and GE Capital’s funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
our success in executing and completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced GE Industrial and GE Capital business or asset dispositions or other transactions, including the planned sale of our BioPharma business within our Healthcare segment and plan to exit our equity ownership position in Baker Hughes, the timing of closing for those transactions and the expected proceeds and benefits to GE;

•	our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations and discontinued operations; the amount and timing of required capital contributions to the insurance operations and related strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets;

•
global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of trade tensions such as those between the U.S. and China;

•
changes in macroeconomic conditions, particularly interest rates as it relates to our pension and run-off insurance liabilities, as well as the value of stocks and other financial assets (including our equity ownership position in Baker Hughes), oil and other commodity prices and exchange rates;

•
market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other customer dynamics such as early aircraft retirements, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;

•
operational execution by our businesses, including our ability to improve the operations and execution of our Power and Renewable Energy businesses, and the continued strength of our Aviation business;

•
changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;

•
the impact of actual or potential failures of our products or third-party products with which our products are integrated, such as the fleet grounding of the Boeing 737 MAX and the timing of its return to service, and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches, and

•	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com